          ************************************************************




                             ASM INTERNATIONAL N.V.

                                       and

          ADVANCED SEMICONDUCTOR MATERIALS (NETHERLANDS ANTILLES) N.V.

                          -----------------------------


                                CREDIT AGREEMENT


                            Dated as of July 6, 2000


                         ------------------------------


                       CANADIAN IMPERIAL BANK OF COMMERCE


          ************************************************************

                                TABLE OF CONTENTS

         This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

                                                                                                                    Page
                                                                                                                    ----
Section 1.  Definitions and Accounting Matters...................................................................     1
         1.01  Certain Defined Terms.............................................................................     1
         1.02  Accounting Terms and Determinations...............................................................     6
Section 2.0  Commitments, Loans, Notes and Prepayments...........................................................     6
         2.01  Loans.............................................................................................     6
         2.02  Borrowings........................................................................................     6
         2.03  Commitment Reductions and Termination.............................................................     6
         2.04  Lending Offices...................................................................................     6
         2.05  Notes.............................................................................................     7
         2.06  Optional Prepayments..............................................................................     7
Section 3.  Payments of Principal and Interest...................................................................     7
         3.01  Repayment of Loans................................................................................     7
         3.02  Interest..........................................................................................     7
Section 4.  Payments; Pro Rata Treatment; Computations; Etc......................................................     7
         4.01  Payments..........................................................................................     7
         4.02  Computations......................................................................................     8
         4.03  Minimum Amounts...................................................................................     8
         4.04  Certain Notices...................................................................................     8
         4.05 Set-off............................................................................................     8
Section 5.  Yield Protection, Etc................................................................................     8
         5.01  Additional Costs..................................................................................     8
         5.02  Alternative Interest Rate.........................................................................    10
         5.03  Illegality........................................................................................    10
         5.04  Taxes.............................................................................................    11
         5.05  Compensation......................................................................................    11
Section 6.  Guarantee............................................................................................    12
         6.01  The Guarantee.....................................................................................    12
         6.02  Obligations Unconditional.........................................................................    12
         6.03  Reinstatement.....................................................................................    13
         6.04  Subrogation.......................................................................................    13
         6.05  Remedies..........................................................................................    13
         6.06  Continuing Guarantee..............................................................................    13
Section 7.  Conditions Precedent.................................................................................    13
         7.01  Initial Loan......................................................................................    13
         7.02  Initial and Subsequent Loans......................................................................    14
Section 8.  Representations and Warranties.......................................................................    15
         8.01  Corporate Existence...............................................................................    15
         8.02  Financial Condition...............................................................................    15
         8.03  Litigation........................................................................................    15
         8.04  No Breach.........................................................................................    15
         8.05  Action............................................................................................    16
         8.06  Approvals.........................................................................................    16
         8.07 Margin Regulation..................................................................................    16
         8.08  Legal Form........................................................................................    16
         8.09  Ranking...........................................................................................    16
         8.10  Taxes.............................................................................................    16

                                      (i)

         8.11  Commercial Activity; Absence of Immunity..........................................................    16
         8.12  Material Agreements and Liens.....................................................................    16
         8.13  True and Complete Disclosure......................................................................    17
Section 9.  Covenants of the Obligors............................................................................    17
         9.01  Financial Statements Etc..........................................................................    17
         9.02  Litigation........................................................................................    18
         9.03  Existence, Etc....................................................................................    18
         9.04  Insurance.........................................................................................    18
         9.05  Prohibition of Fundamental Changes................................................................    18
         9.06 Governmental Approvals.............................................................................    19
         9.07 Use of Proceeds....................................................................................    19
         9.08 Certain Obligations Regarding Collateral...........................................................    19
Section 10.  Events of Default...................................................................................    19
Section 11.  Miscellaneous.......................................................................................    22
         11.01  Waiver...........................................................................................    22
         11.02  Notices..........................................................................................    23
         11.03  Expenses.........................................................................................    23
         11.04  Indemnification..................................................................................    23
         11.05  Amendments, Etc..................................................................................    23
         11.06  Successors and Assigns...........................................................................    23
         11.07  Assignments and Participations...................................................................    23
         11.08  Survival.........................................................................................    24
         11.09  Captions.........................................................................................    24
         11.10  Counterparts.....................................................................................    24
         11.11.  Judgment Currency...............................................................................    24
         11.12  Governing Law....................................................................................    25
         11.13  Jurisdiction; Service of Process; Venue..........................................................    25
         11.14  No Immunity......................................................................................    25
         11.15  Waiver of Jury Trial.............................................................................    26
         11.16  Use of English Language..........................................................................    26
         11.17  Public Information...............................................................................    26

                                      (ii)

                                                                                                               Page
                                                                                                               ----
SCHEDULE I - Material Agreements and Liens

EXHIBIT A         -        Form of Note
EXHIBIT B         -        Form of Security Agreement
EXHIBIT C         -        Form of Financing Agreement
EXHIBIT D         -        Form of Registration Rights Agreement
EXHIBIT E-1       -        Form of Opinion of Netherlands Counsel to the Obligors
EXHIBIT E-2       -        Form of Opinion of Netherlands Antilles Counsel to the Obligors
EXHIBIT E-3       -        Form of Opinion of Cayman Islands Counsel to the Obligors
EXHIBIT E-4       -        Form of Opinion of New York Counsel to the Lender

                                     (iii)

         CREDIT AGREEMENT dated as of July 6, 2000 among:

                  (a) ASM INTERNATIONAL N.V., a company duly organized and validly existing under the laws of the Kingdom of the Netherlands (the "Company");

                  (b) ADVANCED SEMICONDUCTOR MATERIALS (NETHERLANDS ANTILLES) N.V., a company duly organized and validly existing under the laws of the Netherlands Antilles (the "Guarantor" and, collectively with the Company, the "Obligors"); and

                  (c) CANADIAN IMPERIAL BANK OF COMMERCE, a bank duly organized and validly existing under the laws of Canada, acting through its New York agency (the "Lender").

         The Obligors have requested that the Lender make loans to the Company in an aggregate principal amount not exceeding U.S.$75,000,000, the Lender is willing to make such loans on the terms and conditions of this Agreement and, accordingly, the parties hereto agree as follows:


         Section 1.  Definitions and Accounting Matters.

         1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

         "Additional ASM Pacific Shares" shall mean 82,427,500 ASM Pacific
Shares.

         "ASM Pacific" shall mean ASM Pacific Technology Limited, a Cayman Islands company.

         "ASM Pacific Collateral Value" shall mean, with respect to any ASM Pacific Share for any day occurring in any period set forth below, the percentage set forth below opposite such period of the ASM Pacific Market Value:

                                    Period                              Percentage
                     The Closing Date to (but excluding)                  26.67%
                       the first Principal Payment Date

                     The first Principal Payment Date to                  23.67%
                     (but excluding) the second Principal
                                 Payment Date

                     The second Principal Payment Date to                 20.67%
                     (but excluding) the third Principal
                                 Payment Date

                     The third Principal Payment Date to                  17.67%
                     (but excluding) the fourth Principal
                                 Payment Date

                     The fourth Principal Payment Date to                 14.67%


                     (but excluding) the fifth Principal
                                 Payment Date

                     The fifth Principal Payment Date to                  11.67%
                     (but excluding) the sixth Principal
                                 Payment Date

                     The sixth Principal Payment Date to                   8.67%
                    (but excluding) the seventh Principal
                                 Payment Date

                      The seventh Principal Payment Date                   5.67%
                           and all times thereafter

         "ASM Pacific Market Value" shall mean, with respect to any ASM Pacific Shares for any day, the price per share of ASM Pacific Shares, as reported by Bloomberg as the average weighted price for such day.

         "ASM Pacific Shares" shall mean shares of common stock of ASM Pacific.

         "Basic Documents" shall mean, collectively, this Agreement, the Notes, the Security Documents and the Equity Line Documents.

         "Bloomberg" shall have the meaning given to that term in the Financing Agreement.

         "Business Day" shall mean (a) any day on which commercial banks are not authorized or required to close in New York City and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, a Loan or a notice by the Company with respect to any such borrowing, payment, prepayment or Interest Period, any day on which dealings in Dollar deposits are carried out in the London interbank market.

         "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

         "Closing Date" shall mean the date upon which the initial Loan is made.

         "Commitment" shall mean the obligation of the Lender to make one or more Loans in an aggregate amount up to but not exceeding U.S.$75,000,000 (as the same may be reduced from time to time pursuant to Section 2.03 hereof).

         "Commitment Termination Date" shall mean October 6, 2000.

         "Common Stock" shall have the meaning given to that term in the Financing Agreement

         "Company Put Notice" shall have the meaning given to that term in the Financing Agreement.

         "Control Agreement" shall mean a Control Agreement among the Guarantor, the Lender and the Securities Intermediary, in form and substance satisfactory to the Lender.

         "Default" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

         "Default Interest Period" shall mean, during any period while any principal of a Loan, interest thereon or any other amount owing hereunder is in default, each successive period as the Lender shall from time to time choose; provided that (a) no such period shall exceed three months, and (b) the first such period shall commence as of the date on which such principal, interest or other amount became due and each succeeding such period shall commence upon the expiry of the immediately preceding such period.

         "Dollars" and "U.S.$" shall mean lawful money of the United States of America.

         "Equity Line Documents" shall mean the Registration Rights Agreement and the Financing Agreement.

         "Eurodollar Rate" shall mean, with respect to any Loan for any Interest Period or Default Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) reported, at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of such Interest Period or Default Interest Period, on Telerate Access Service Page 3750 (British Bankers Association Settlement Rate) as the London interbank offered rate for Dollar deposits having a term comparable to the duration of such Interest Period and an in amount equal to or greater than U.S.$1,000,000.

         "Event of Default" shall have the meaning assigned to such term in
Section 10 hereof.

         "Financing Agreement" shall mean an Equity Line Financing Agreement between the Company and the Investor, substantially in the form of Exhibit C hereto, as the same may be modified and supplemented and in effect from time to time.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on December 31, 1999.

         "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

         "Indebtedness" shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

         "Initial ASM Pacific Shares" shall mean 125,000,000 shares of ASM Pacific Stock.

         "Interest Period" shall mean, with respect to any Loan, each period commencing on the date such Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the third calendar month thereafter, except that (a) each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, and (b) the last day of the initial Interest Period for any Loan made subsequent to the Closing Date shall be last day of the initial Interest Period for the Loans made on the Closing Date. Notwithstanding the foregoing, each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

         "Interest Rate Protection Agreement" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

         "Investor" shall have the meaning given to that term in the Financing Agreement.

         "Investor Call Notice" shall have the meaning given to that term in the Financing Agreement.

         "Lender's Account" shall mean account no. 890-0331-046 of the Lender maintained at The Bank of New York (ABA No. 021-000-018) (Attn: Atlanta Operations, Reference: ASM International N.V.), or such other account at such other bank as the Lender shall specify from time to time to the Company.

         "Lending Office" shall mean the "Lending Office" of the Lender (or of an affiliate of the Lender) designated on the signature pages hereof or such other office of the Lender (or of an affiliate of the Lender) as the Lender may from time to time specify to the Company as the office at which its Loans are to be made and maintained.

         "Lien" shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement and the other Basic Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

         "Loans" shall mean the loans provided for by Section 2.01 hereof.

         "Margin" shall mean 1.85% per annum.

         "Margin Call Event" shall have the meaning given to that term in
Section 9.10(b) hereof.

         "Margin Stock" shall mean "margin stock" within the meaning of Regulations U.

         "Market Capitalization Decline" shall mean that for five consecutive Trading Days the aggregate market value of all shares of capital stock of the Company shall be less than U.S.$1,000,000,000. For this purpose, the "market value" on any Business Day of any share of capital stock of the Company shall be the weighted average price for such day as reported by Bloomberg.

         "Material Adverse Effect" shall mean a material adverse effect on (a) the Property, business, operations, financial condition, prospects, liabilities or capitalization of the Company, (b) the ability of any Obligor to perform its obligations under any of the Basic Documents to which it is a party, (c) the validity or enforceability of any of the Basic Documents, (d) the rights and remedies of the Lender under any of the Basic Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

         "Netherlands" shall mean the Kingdom of the Netherlands.

         "Netherlands Antilles" shall mean the Netherlands Antilles.

         "Notes" shall mean the promissory note provided for by Section 2.05 hereof and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

         "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

         "Post-Default Rate" shall mean, in respect of any principal of any Loan, interest thereon or any other amount owing hereunder that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum for each Default Interest Period equal to (x) 2% plus (y) the Margin plus (z) the Eurodollar Rate for such Default Interest Period.

         "Principal Payment Dates" shall mean April 6, July 6, October 6 and January 6 of each year, commencing with October 6, 2000; provided that if any such day is not a Business Day, then such Quarterly Date shall be the next succeeding Business Day (unless such Business Day falls in a subsequent calendar month, in which event such Quarterly Date shall be the next preceding Business
Day).

         "Process Agent" has the meaning given to that term in Section 11.13(b) hereof.

         "Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

         "Purchase Price" shall have the meaning given to that term in the Financing Agreement

         "Registration Rights Agreement" shall mean a Registration Rights Agreement between the Company and the Investor, substantially in the form of Exhibit D hereto, as the same may be modified and supplemented and in effect from time to time.

         "Regulations A, D and U" shall mean, respectively, Regulations A, D and U of the Board of Governors of the Federal Reserve System of the United States of America (or any successor), as the same may be modified and supplemented and in effect from time to time.

         "Regulatory Change" shall mean, with respect to the Lender, any change after the date of this Agreement in law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of financial institutions including the Lender of or under any law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "Security Agreement" shall mean a Security Agreement between the Guarantor and the Lender, Substantially in the form of Exhibit B hereto, as the same may be modified and supplemented and in effect from time to time.

         "Security Documents" shall mean, collectively, the Security Agreement and the Control Agreement.

         "Securities Intermediary" shall mean CIBC World Markets Corp.

         "Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, provided that Subsidiaries of the Company shall be deemed to be only those Subsidiaries of the Company that, from time to time, constitute "significant subsidiaries" of the Company within the meaning of Rule 1-02(w) of Regulation S-X under the United States Securities Act of 1933.

         "Taxes" shall mean all present and future income, stamp, registration and other taxes and levies, imposts, deductions, charges, compulsory loans and withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto, now or hereafter imposed, assessed, levied or collected by the Netherlands or the Netherlands Antilles or any political subdivision or taxing authority thereof or therein, or by any federation or association of or with which the Netherlands or the Netherlands Antilles may be a member or associated, on or in respect of this Agreement, the Loans, the Notes, the other Basic Documents, the recording, registration, notarization or other formalization of any thereof, the enforcement thereof or the introduction thereof in any judicial proceedings, or on or in respect of any payments of principal, interest, premiums, charges, fees or other amounts made on, under or in respect of any thereof.

         "Trading Day" shall have the meaning given to that term in the Financing Agreement.

         1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Lender hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with that used in the audited consolidated financial statements of the Company and its consolidated Subsidiaries referred to in Section 8.02 hereof (except for changes concurred with by the Company's independent public accountants).


         Section 2.0  Commitments, Loans, Notes and Prepayments.

         2.01 Loans. The Lender severally agrees, on the terms and conditions of this Agreement, to make one or more term loans to the Company in Dollars on or before the Commitment Termination Date in an aggregate principal amount up to but not exceeding the amount of the Commitment.

         2.02 Borrowings. The Company shall give the Lender notice of each borrowing hereunder as provided in Section 4.04 hereof. Not later than 1:00 p.m. New York time on the date specified for each borrowing hereunder, the Lender shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained at a bank in New York City designated by the Company.

         2.03 Commitment Reductions and Termination. The Company shall have the right at any time or from time to time to terminate or reduce the unused amount of the Commitment; provided that (x) the Company shall give notice of each such termination or reduction as provided in Section 4.04 hereof and (y) each partial reduction shall be in an aggregate amount at least equal to U.S.$5,000,000 (or a larger multiple of U.S.$1,000,000).

         2.04 Lending Offices. The Loans shall be made and maintained at the Lending Office.

         2.05 Notes. The Loans shall be evidenced by a single promissory note of the Company substantially in the form of Exhibit A hereto, dated the date hereof, payable to the Lender in a principal amount equal to the amount of the Commitment and otherwise duly completed.

         2.06 Optional Prepayments. Subject to Section 4.03 hereof, the Company shall have the right to prepay Loans at any time or from time to time, provided that: (a) the Company shall give the Lender notice of each such prepayment as provided in Section 4.04 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder);
(b) except for payments made in the manner contemplated by Section 4.01(b) hereof, Loans may be prepaid only on the last day of an Interest Period for such Loans; and (c) prepayments of the Loans shall be applied to the installments of the Loans in the inverse order of their maturities.


         Section 3.  Payments of Principal and Interest.

         3.01 Repayment of Loans. The Company hereby promises to pay to the Lender the principal of the Loans in eight installments payable on the Principal Payment Dates as follows:

         Principal Payment Date                    Amount of Installment
                  First                              U.S.$  6,000,000
                  Second                             U.S.$  6,000,000
                  Third                              U.S.$  6,000,000
                  Fourth                             U.S.$  9,000,000
                  Fifth                              U.S.$  9,000,000
                  Sixth                              U.S.$  9,000,000
                  Seventh                            U.S.$  9,000,000
                  Eighth                             U.S.$21,000,000

If the Company does not borrow the full amount of the Commitment on or before the Commitment Termination Date, the shortfall shall be applied to reduce the foregoing installments ratably.

         3.02 Interest. The Company hereby promises to pay to the Lender interest on the unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate per annum, for each Interest Period relating thereto, equal to the Eurodollar Rate for such Loan for such Interest Period plus the Margin. Notwithstanding the foregoing, the Company hereby promises to pay to the Lender interest at the applicable Post-Default Rate on any principal of any Loan and on any other amount payable by the Company hereunder or under the Notes that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Loan shall be payable (i) on the last day of each Interest Period therefor, and (ii) upon the payment or prepayment thereof (but only on the principal amount so paid or prepaid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Lender shall give notice thereof to the Company.


         Section 4.  Payments; Pro Rata Treatment; Computations; Etc.

         4.01 Payments.

         (a) Except to the extent provided in Section 4.01(b) hereof, all payments of principal, interest and other amounts to be made by the Company under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Obligors under any other Basic Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the Lender's Account, not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

         (b) In addition to making payments as provided in Section 4.01(a) hereof, to the extent that, on any Business Day, any shares of Common Stock are issued to the Investor pursuant to Section 2.4 of the Financing Agreement, the Company shall have been deemed to have made a payment of principal hereunder (and each reference in this Agreement to a "payment" shall be deemed to include such a payment deemed to have been made as contemplated by this Section 4.01(b)) on such Business Day in an amount equal to the Loan Reduction Amount, if any, or the Investor Call Amount, as applicable.

         (c) The Company shall, at the time of making each payment under this Agreement or any Note, specify to the Lender the Loans or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that the Company fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment as it may determine to be appropriate).

         (d) If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

         4.02 Computations. Interest on Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

         4.03 Minimum Amounts. Each borrowing and partial prepayment of principal of Loans shall be in an aggregate amount at least equal to U.S.$5,000,000 or a larger multiple of U.S.$1,000,000.

         4.04 Certain Notices. Notices by the Company to the Lender of terminations or reductions of the Commitments, of borrowings and optional prepayments of Loans shall be irrevocable and shall be effective only if received by the Lender not later than 10:00 a.m. New York time three Business Days prior to the date of the relevant termination, reduction, borrowing or prepayment. Each such notice of borrowing or optional prepayment shall specify the amount (subject to Section 4.03 hereof) of each Loan to be borrowed or prepaid and the date of borrowing or optional prepayment (which shall be a Business Day).

         4.05 Set-off. Each of the Obligors agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim the Lender may otherwise have, the Lender shall be entitled, at its option, to offset balances held by it for account of either of the Obligors at any of its offices, in Dollars or in any other currency, against any principal of or interest on the Loans or any other amount payable to the Lender hereunder that is not paid when due (regardless of whether such balances are then due to such Obligor), in which case it shall promptly notify the Company thereof, provided that the Lender's failure to give such notice shall not affect the validity thereof.


         Section 5.  Yield Protection, Etc.

         5.01  Additional Costs.

         (a) The Company shall pay directly to the Lender from time to time such amounts as the Lender may determine to be necessary to compensate the Lender for any costs that the Lender determines are attributable to its making or maintaining of any Loans or its obligation to make any Loans hereunder, or any reduction in any amount receivable by the Lender hereunder in respect of any Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that:

                  (i) shall subject the Lender (or its Lending Office) to any tax, duty or other charge in respect of such Loans or its Notes or changes the basis of taxation of any amounts payable to the Lender under this Agreement or its Notes in respect of Loans (excluding changes in the rate of tax on the overall net income of the Lender or of such Lending Office by the jurisdiction in which the Lender has its principal office or such Lending Office); or

                  (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of "Eurodollar Rate" in Section 1.01 hereof), or any commitment of the Lender (including, without limitation, the Commitment of the Lender hereunder); or

                  (iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitment.

         (b) Without limiting the effect of the foregoing provisions of this
Section 5.01 (but without duplication), the Company shall pay directly to the Lender from time to time on request such amounts as the Lender may determine to be necessary to compensate the Lender (or, without duplication, the bank holding company of which the Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by the Lender (or any Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord, of capital in respect of its Commitments or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of the Lender (or any Lending Office or such bank holding company) to a level below that which the Lender (or any Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 5.01(b), "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

         (c) The Lender shall notify the Company of any event occurring after the date of this Agreement entitling the Lender to compensation under paragraph
(a) or (b) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after the Lender obtains actual knowledge thereof; provided that
(i) if the Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, the Lender shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 45 days prior to the date that the Lender does give such notice and (ii) the Lender will designate a different Lending Office for the Loans of the Lender if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of the Lender, be disadvantageous to the Lender, except that the Lender shall have no obligation to designate a Lending Office located in the United States of America. The Lender will furnish to the Company a certificate setting forth the basis and amount of each request by the Lender for compensation under paragraph (a) or (b) of this Section 5.01. Determinations and allocations by the Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) or (b) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (b) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate the Lender under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

         5.02 Alternative Interest Rate. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar Rate for any Interest Period or Default Interest Period:

                  (a) the Lender determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Loans as provided herein; or

                  (b) the Lender determines, which determination shall be conclusive, that the relevant rates of interest referred to in the definition of "Eurodollar Rate" in Section 1.01 hereof upon the basis of which the rate of interest for Loans for such Interest Period or Default Interest Period is to be determined are not likely to adequately cover the cost to the Lender of making or maintaining Loans for such Interest Period or Default Interest Period;

then the Lender shall give the Company prompt notice thereof and:

                  (a) during the 15-day period next succeeding the date of any such notice (the "Negotiation Period"), the Lender and the Company will negotiate in good faith for the purpose of agreeing upon an alternative, mutually acceptable basis (the "Substitute Basis") for determining the rate of interest to be applicable to the Loans for such Interest Period;

                  (b) if at the expiry of the Negotiation Period, the Lender and the Company have agreed upon a Substitute Basis and the Lender has received confirmation from its Netherlands counsel that such Substitute Basis has received all necessary governmental approvals and consents, the Substitute Basis shall be retroactive to, and take effect from, the beginning of such Interest Period or Default Interest Period;

                  (c) if at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon as aforesaid or the Lender shall not have received the above mentioned confirmation as to requisite governmental approvals or consents, within five Business Days thereafter, the Lender shall notify the Company of the cost to the Lender (as determined by it in good faith) of funding and maintaining such Loan for such Interest Period or Default Interest Period; and the interest payable to the Lender on such Loan for such Interest Period shall be interest at a rate per annum equal to the Margin plus the cost to the Lender of funding and maintaining such Loan for such Interest Period or Default Interest Period as so notified by the Lender (or, as to any principal of such Loan or other amount payable to the Lender on or in respect of such Loan which is then past due, 2% plus the Margin plus such cost); and

                  (d) the procedures specified in clauses (a), (b) and (c) above shall apply to each Interest Period or Default Interest Period succeeding the first Interest Period or Default Interest Period to which they were applied unless and until the Lender shall determine that the conditions referred to in clause (i) or clause (ii) above no longer exist and so notifies the Company and the Lender, whereupon interest on such Loans shall again be determined in accordance with the provisions of Section 3.02 hereof commencing on the first day of the Interest Period or Default Interest Period next succeeding the date of such notice.

         5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lender or its Lending Office to honor its obligation to make or maintain any of its Loans hereunder (and, in the sole opinion of the Lender, the designation of a different Lending Office would either not avoid such unlawfulness or would be disadvantageous to the Lender), then the Lender shall promptly notify the Company thereof and the Lender's obligation to make Loans shall be suspended until such time as the Lender may again make and maintain Loans and, if any of the Lender's Loans are then outstanding, the Company shall, upon the request of the Lender, promptly prepay the principal of such Loans together with accrued interest thereon.

         5.04  Taxes.

         (a) All payments on account of the principal of and interest on the Loans, fees and all other amounts payable hereunder by the Obligors to or for the account of the Lender, including, without limitation, amounts payable under clause (b) of this Section 5.04, shall be made free and clear of and without reduction or liability for Taxes. The Obligors will pay all Taxes for their own respective accounts, prior to the date on which penalties attach thereto, except for any Taxes (other than Taxes imposed on or in respect of any amount payable hereunder, under the Notes or under any other Basic Document) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained, so long as no claim for such Taxes is made on the Lender.

         (b) Each of the Obligors shall indemnify the Lender against, and reimburse the Lender on demand for, any Taxes and any loss, liability, claim or expense, including interest, penalties and legal fees, which the Lender may incur at any time arising out of or in connection with any failure of any Obligor to make any payment of Taxes when due.

         (c) In the event that any Obligor is required by applicable law, decree or regulation to deduct or withhold Taxes from any amounts payable on, under or in respect of this Agreement or the Loans (including, without limitation, the income taxes referred to in clause (e) of this Section 5.04), such Obligor shall promptly pay the Person entitled to such amount such additional amounts as may be required, after the deduction or withholding of Taxes to enable such Person to receive from such Obligor, on the due date thereof, an amount equal to the full amount stated to be payable to such Person under this Agreement.

         (d) Each Obligor shall furnish to the Lender, upon the request of the Lender, together with sufficient certified copies for distribution to each Lender requesting the same original official tax receipts in respect of each payment of Taxes required under this Section 5.04, within 30 days after the date such payment is made, and the Obligors shall promptly furnish to the Lender at its request or at the request of the Lender any other information, documents and receipts that the Lender may reasonably require to establish to its satisfaction that full and timely payment has been made of all Taxes required to be paid under this Section 5.04.

         (e) Each Obligor represents and warrants to the Lender that, on and as of the date of this Agreement, none of this Agreement, any other Basic Document, or the execution or delivery by any Obligor of this Agreement or any other Basic Document, is subject to any Taxes, and no payment to be made by any Obligor under this Agreement is subject to any Taxes, and no payment to be made by any Obligor under this Agreement is subject to any Taxes.

         5.05 Compensation. The Company shall pay to the Lender, upon the request of the Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost or expense that the Lender determines is attributable to:

                  (a) any payment or mandatory or optional prepayment of a Loan made by the Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10 hereof) on a date other than the last day of an Interest Period for such Loan; or

                  (b) any failure by the Company for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 7 hereof to be satisfied) to borrow a Loan from the Lender on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02 hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, or not borrowed for the period from the date of such payment, prepayment, or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount the Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by the Lender).


         Section 6.  Guarantee.

         6.01 The Guarantee. The Guarantor hereby guarantees to the Lender and its successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans and all other amounts from time to time owing to the Lender by the Company under this Agreement and under the Notes and by any Obligor under any of the other Basic Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Guarantor hereby further agrees that if the Company shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, upon demand, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

         6.02 Obligations Unconditional. The obligations of the Guarantor under
Section 6.01 hereof are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 6.02 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

                  (i) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

                  (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

                  (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

                  (iv) any lien or security interest granted to, or in favor of, the Lender as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against the Company under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

         6.03 Reinstatement. The obligations of the Guarantor under this Section 6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Guarantors jointly and severally agree that they will indemnify the Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

         6.04 Subrogation. The Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitment it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01 hereof, whether by subrogation or otherwise, against the Company or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

         6.05 Remedies. The Guarantor agrees that, as between the Guarantor and the Lender, the obligations of the Company under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Section 10 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10) for purposes of Section 6.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Guarantor for purposes of said Section 6.01.

         6.06 Continuing Guarantee. The guarantee in this Section 6 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

         Section 7.  Conditions Precedent.

         7.01 Initial Loan. The obligation of the Lender to make its initial Loan hereunder is subject to the conditions precedent that (i) such Loan shall be made on or before July 7, 2000 and (ii) the Lender shall have received the following documents, each of which shall be satisfactory to the Lender in form and substance:

                  (a)  Corporate Documents.  The following documents:

                           (i) for each Obligor, a copy of its organizational
                  documents, as amended and in effect, of such Obligor; and

                           (ii) for each Obligor, the resolutions of its board
                  of directors (or similar body) authorizing the execution and delivery of such of the Basic Documents to which such Obligor is or is intended to be a party.

                  (b) Officer's Certificate. A certificate of a senior officer of the Company, dated the Closing Date, to the effect set forth in the first sentence of Section 7.02 hereof.

                  (c) Opinion of Netherlands Counsel to the Obligors. An opinion, dated the Closing Date, of Stibbe Simont Monahan Duhot, counsel to the Obligors, substantially in the form of Exhibit E-1 hereto and covering such other matters as the Lender may reasonably request (and each Obligor hereby instructs such counsel to deliver such opinion to the Lender).

                  (d) Opinion of Netherlands Antilles Counsel to the Obligors. An opinion, dated the Closing Date, of Smeets Thesseling, counsel to the Obligors, substantially in the form of Exhibit E-2 hereto and covering such other matters as the Lender may reasonably request (and each Obligor hereby instructs such counsel to deliver such opinion to the Lender).

                  (e) Opinion of Cayman Islands Counsel to the Obligors. An opinion, dated the Closing Date, of Conyers, Dill & Pearman, counsel to the Obligors, substantially in the form of Exhibit E-3 hereto and covering such other matters as the Lender may reasonably request (and each Obligor hereby instructs such counsel to deliver such opinion to the Lender).

                  (f) Opinion of Special New York Counsel to the Lender. An opinion, dated the Closing Date, of Mayer, Brown & Platt, special New York counsel to the Lender, substantially in the form of Exhibit E-4 hereto.

                  (g) Notes. The Notes, duly completed and executed.

                  (h) Equity Line Documents. Each of the Equity Line Documents, duly executed and delivered by the Company and the Investor.

                  (i)  Security Documents.  The following:

                           (i) the Security Agreement, duly executed and
                  delivered by the Guarantor and the Lender;

                           (ii) the Control Agreement, duly executed and
                  delivered by the Guarantor, the Lender and the Securities Intermediary,

                           (iii) a certification from the Securities
                  Intermediary that the Initial ASM Pacific Shares have been credited to the securities account that is subject to the Control Agreement, and that the Securities Intermediary has received the certificates representing the Initial ASM Pacific Shares together with stock powers duly executed in blank relating thereto, and

                           (iv) evidence that the ASM Pacific Collateral Value
                  of the Initial ASM Pacific Shares is at least equal the amount of the initial Loan hereunder.

                  (j) Process Agent. A written acceptance by the Process Agent of its appointment under Section 11.13(b) hereof.

                  (k) Other Documents. Such other documents as the Lender or special New York counsel to the Lender may reasonably request.

         7.02 Initial and Subsequent Loans. The obligation of the Lender to make any Loan to the Company upon the occasion of each borrowing hereunder (including the initial borrowing) is subject to the further conditions precedent that, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof: (a) no Default shall have occurred and be continuing; (b) the representations and warranties made by the Obligors in
Section 8 hereof, and by each Obligor in each of the other Basic Documents to which it is a party, shall be true and complete on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (c) the ASM Pacific Collateral Value of the Initial ASM Pacific Shares shall be at least equal to the aggregate principal amount of the Loans. Each notice of borrowing by the Company hereunder shall constitute a certification by the Company to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Company otherwise notifies the Lender prior to the date of such borrowing, as of the date of such borrowing).


         Section 8. Representations and Warranties. Each of the Obligors represents and warrants to the Lender that:

         8.01 Corporate Existence. Each of the Obligors, and each of their respective Subsidiaries, (a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect.

         8.02 Financial Condition. The Obligors have heretofore furnished to the Lender a consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1999 and the related consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Deloitte & Touche, and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2000 and the related consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries for the three-month period ended on such date. All such financial statements are complete and correct and fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations for the fiscal year and three-month period ended on said dates (subject, in the case of such financial statements as at March 31, 2000, to normal year-end audit adjustments), all in accordance with generally accepted accounting principles and practices applied on a consistent basis. None of the Obligors nor any of their respective Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since December 31, 1999, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Subsidiaries from that set forth in said financial statements as at said date.

         8.03 Litigation. There are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of any Obligor) threatened against any of the Obligors or any of their respective Subsidiaries that, if adversely determined could (either individually or in the aggregate), could reasonably be expected to have a Material Adverse Effect.

         8.04 No Breach. None of the execution and delivery of this Agreement and the Notes and the other Basic Documents, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the organizational documents of any Obligor, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which any of the Obligors or any of their Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any Property of any of the Obligor or any of their respective Subsidiaries pursuant to the terms of any such agreement or instrument.

         8.05 Action. Each Obligor has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under each of the Basic Documents to which it is a party; the execution, delivery and performance by each Obligor of each of the Basic Documents to which it is a party have been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by each Obligor and constitutes, and each of the Notes and the other Basic Documents to which it is a party when executed and delivered by such Obligor (in the case of the Notes, for value) will constitute, its legal, valid and binding obligation, enforceable against each Obligor in accordance with its terms.

         8.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by any Obligor of the Basic Documents to which it is a party or for the legality, validity or enforceability thereof.

         8.07 Margin Regulation. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry Margin Stock. None of the ASM Pacific Shares constitute Margin Stock.

         8.08 Legal Form. This Agreement and each other Basic Document is in proper legal form under the law of the Netherlands, the Netherlands Antilles and the Cayman Islands for the enforcement thereof against each Obligor under such law, and if this Agreement and each other Basic Document were stated to be governed by such law, they would constitute legal, valid and binding obligations of each Obligor under such law, enforceable in accordance with their respective terms. All formalities required in the Netherlands, the Netherlands Antilles and the Cayman Islands for the validity and enforceability of this Agreement and each other Basic Document (including, without limitation, any necessary registration, recording or filing with any court or other authority in the Netherlands, the Netherlands Antilles or the Cayman Islands) have been accomplished, and no Taxes are required to be paid and no notarization is required, for the validity and enforceability thereof.

         8.09 Ranking. This Agreement and each other Basic Document and the obligations evidenced hereby and thereby are and will at all times be direct and unconditional general obligations of each Obligor and rank and will at all times rank in right of payment and otherwise at least pari passu with all other unsecured Indebtedness of each Obligor, whether now existing or hereafter outstanding.

         8.10 Taxes. The Company and each of its Subsidiaries have filed all tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.

         8.11 Commercial Activity; Absence of Immunity. Each Obligor is subject to civil and commercial law with respect to its obligations under each of the Basic Documents to which it is a party. The execution, delivery and performance by each Obligor of each Basic Document to which it is a party constitute private and commercial acts rather than public or governmental acts. None of the Obligors, nor any of their respective Properties or revenues, is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the obligations of such Obligor under any of the Basic Documents to which it is a party.

         8.12  Material Agreements and Liens.

         (a) Part A of Schedule I hereto is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any of its Subsidiaries, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule I.

         (b) Part B of Schedule I hereto is a complete and correct list, as of the date of this Agreement, of each Lien securing Indebtedness of any Person covering any Property of the Company or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said
Schedule I.

         8.13 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Obligors to the Lender or the Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Basic Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by the Company and its Subsidiaries to the Lender in connection with this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to any Obligor that could have a Material Adverse Effect that has not been disclosed herein, in the other Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.


         Section 9. Covenants of the Obligors. The Company covenants and agrees with Lender that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Company hereunder:

         9.01 Financial Statements Etc. The Company shall deliver to the Lender:

                  (a) as soon as available and in any event within 45 days after the end of each quarterly fiscal period of each fiscal year of the Company, a consolidated statement of income, retained earnings and cash flow of the Company and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of the Company and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

                  (b) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated statement of income, retained earnings and cash flow of the Company and its Subsidiaries for such fiscal year and the related consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized international standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default;

                  (c) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that the Company shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

                  (d) promptly after the Company knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken or proposes to take with respect thereto; and

                  (e) from time to time such other information regarding the financial condition, operations, business or prospects of the Company or any of its Subsidiaries as the Lender may reasonably request.

         9.02 Litigation. The Company will promptly give to each Lender notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Company or any of its Subsidiaries, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect.

         9.03 Existence, Etc. The Company will, and will cause each of its Subsidiaries to:

                  (a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

                  (b) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements could (either individually or in the aggregate) have a Material Adverse Effect;

                  (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

                  (d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

                  (e) keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied; and

                  (f) permit representatives of the Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

         9.04 Insurance. The Company will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to Property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations.

         9.05 Prohibition of Fundamental Changes. Neither of the Obligors will enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or Property, whether now owned or hereafter acquired.

         9.06 Governmental Approvals. Each of the Obligors agrees that it will promptly obtain from time to time at its own expense all such governmental licenses, authorizations, consents, permits and approvals as may be required for it to (a) comply with its obligations, and preserve its rights under, each Basic Document and (b) maintain the existence, priority and perfection of the Liens purported to be created under the Security Documents.

         9.07 Use of Proceeds. The Company will use the proceeds of the Loans hereunder solely to purchase ASM Pacific Shares (in compliance with all applicable legal and regulatory requirements); provided that the Lender shall not have any responsibility as to the use of any of such proceeds.

         9.08 Certain Obligations Regarding Collateral.

                  (a) The Lender agrees that it will not take any action to realize against any of the Additional ASM Pacific Shares at any time prior to a Market Capitalization Decline. At all times after any Market Capitalization Decline, the Lender may take action, under and pursuant to the Security Agreement, to realize on the Additional ASM Pacific Shares.

                  (b) If at any time the ASM Pacific Collateral Value of the Initial ASM Pacific Shares, together with any cash held by the Lender subject to the Lien of the Security Agreement, is less than the aggregate principal amount of the Loans (a "Margin Call Event"), the Company shall, no later than the fourth Business Day thereafter, either:

                           (i) prepay the Loans pursuant to Section 4.01(a)
                  hereof in an amount such that, after giving effect thereto, the ASM Pacific Collateral Value of the Initial ASM Pacific Shares, together with any cash held by the Lender subject to the Lien of the Security Agreement, is at least equal to 110% of the aggregate principal amount of the Loans; or

                           (ii) deposit cash with the Lender, subject to the
                  Lien of the Security Agreement, in an amount such that, after giving effect thereto, the ASM Pacific Collateral Value of the Initial ASM Pacific Shares, together with the aggregate amount of cash held by the Lender subject to the Lien of the Security Agreement, is at least equal to 110% of the aggregate principal amount of the Loans; or

                           (iii) give a Company Put Notice with respect to
                  Common Stock with an aggregate Purchase Price such that, after giving effect to the issuance of such Common Stock to the Investor and the payment hereunder resulting therefrom as provided in Section 4.01(b) hereof, the ASM Pacific Collateral Value of the Initial ASM Pacific Shares, together with the aggregate amount of any cash held by the Lender subject to the Lien of the Security Agreement, is at least equal to 110% of the aggregate principal amount of the Loans.

                  (c) No later than ten days after the Closing Date the Company shall (i) deliver to the Lender the certificates representing the Additional ASM Pacific Shares (to the extent not so delivered on the Closing Date), together with duly executed stock powers relating thereto, and (ii) execute and deliver to the Lender a supplement to the Security Agreement describing such Additional ASM Pacific Shares and confirming that they are subject to the Lien of the Security Agreement.


         Section 10. Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

                  (a)  The Company shall:

                           (i) default in the payment of any principal of any
                  Loan when due (whether at stated maturity or at mandatory or optional prepayment) and, if:

                                    (A) the Company shall have delivered a
                           Company Put Notice or shall have received an Investor Call Notice pursuant to which the issuance of Common Stock by the Company would occur within five Trading Days of the date on which an Event of Default would otherwise have occurred under this Section 10(a)(i), and

                                    (B) the "payment" (as provided in Section
                           4.01(b) hereof) that would occur pursuant to such Company Put Notice or such Investor Call Notice (as the case may be) is equal to or greater than the amount of such defaulted payment, such default shall continue unremedied beyond the closing date set forth on such Company Put Notice of such Investor Call Notice (as the case may be); or

                           (ii) default in the payment of any interest on any
                  Loan, any fee or any other amount payable by it hereunder or under any other Basic Document when due and such default shall have continued unremedied for three or more Business Days and, if:

                                    (A) the Company shall have delivered a
                           Company Put Notice or shall have received an Investor Call Notice pursuant to which the issuance of Common Stock by the Company would occur within five Trading Days of the date on which an Event of Default would otherwise have occurred under this Section 10(a)(ii), and

                                    (B) the "payment" (as provided in Section
                           4.01(b) hereof) that would occur pursuant to such Company Put Notice or such Investor Call Notice (as the case may be) is equal to or greater than the amount of such defaulted payment, such default shall continue unremedied beyond the closing date set forth on such Company Put Notice of such Investor Call Notice (as the case may be); or

                  (b) The Company or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating U.S.$500,000 (or the equivalent in other currencies) or more, or in the payment when due of any amount under any Interest Rate Protection Agreement for a notional principal amount exceeding U.S.$100,000 (or the equivalent in other currencies) absent a valid dispute in which the Company in good faith believes such amounts are not payable; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any Interest Rate Protection Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or, in the case of an Interest Rate Protection Agreement, to permit the payments owing under such Interest Rate Protection Agreement to be liquidated; or

                  (c) Any representation, warranty or certification made or deemed made herein or in any other Basic Document (or in any modification or supplement hereto or thereto) by any Obligor, or any certificate furnished to the Lender pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

                  (d) The Company shall default in the performance of any of its obligations under Section 9 hereof; or any Obligor shall default in the performance of any of its other obligations in this Agreement or any other Basic Document and such default shall continue unremedied for a period of 30 or more days after notice thereof to the Company by the Lender; or

                  (e) The Company or any of its Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

                  (f) The Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, or (iv) take any corporate action for the purpose of effecting any of the foregoing; or

                  (g) A proceeding or case shall be commenced, without the application or consent of the Company or any its Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Company or such Subsidiary or of all or any substantial part of its Property, or
         (iii) similar relief in respect of the Company or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 or more days; or

                  (h) A final judgment or judgments for the payment of money in excess of U.S.$500,000 (or the equivalent in other currencies) in the aggregate shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Company or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Company or such Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

                  (i) The Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby in favor of the Lender, free and clear of all other Liens, or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor; or

                  (j) The Company shall, or any of its Subsidiaries shall, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

                           (i) Liens created pursuant to the Security Documents;

                           (ii) Liens in existence on the date hereof and listed
                  in Part B of Schedule I hereto;

                           (iii) Liens imposed by any governmental authority for
                  taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Subsidiaries, as the case may be, in accordance with GAAP;

                           (iv) carriers', warehousemen's, mechanics',
                  materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under Section 10(h) hereof;

                           (v) pledges or deposits under worker's compensation,
                  unemployment insurance and other social security legislation;

                           (vi) deposits to secure the performance of bids,
                  trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                           (vii) easements, rights-of-way, restrictions and
                  other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; and

                           (viii) Liens securing Indebtedness permitted to be
                  incurred under Sections 10(k)(iii)-(iv).

                  (k) The Company shall, or any of its Subsidiaries shall, create, incur or suffer to exist any Indebtedness except:

                           (i) Indebtedness to the Lender hereunder;

                           (ii) Indebtedness outstanding on the date hereof and
                  listed in Part A of Schedule I hereto (including Indebtedness incurred after the date hereof under the credit facilities listed in Part A of said Schedule, up the maximum principal amount set forth on such schedule);

                           (iii) additional Indebtedness of ASM America, Inc. in
                  an aggregate principal amount up to but not exceeding U.S.$5,000,000 at any one time outstanding; and

                           (iv) additional Indebtedness of the Company and its
                  Subsidiaries in an aggregate principal amount at any one time outstanding up to but not exceeding the sum of (x) U.S.$2,000,000 and (y) the aggregate amount of payments of principal of the Loans theretofore made.


THEREUPON: the Lender may, by notice to the Company, terminate the Commitment and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.


         Section 11.  Miscellaneous.

         11.01 Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

         11.02 Notices. All notices, requests and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by facsimile) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof (below the name of the Company, in the case of the Guarantor); or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

         11.03 Expenses. The Company agrees to pay or reimburse each of the Lender for:

                  (a) all fees and expenses described in Section 10.2(a) of the Financing Agreement;

                  (b) all reasonable out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and
         (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 11.03; and

                  (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Basic Document or any other document referred to therein.

         11.04 Indemnification. The Company hereby agrees to indemnify the Lender and its directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Lender, whether or not the Lender is a party thereto) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the Loans hereunder or any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any of the Loans hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

         11.05 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Company and the Lender.

         11.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.07  Assignments and Participations.

         (aviii) No Obligor may assign any of its rights or obligations hereunder or under the Notes without the prior consent of the Lender.

         (b) The Lender may assign to one or more Persons (other than Persons that compete directly with the Company in one of its principal lines of business) all or any portion of its Loan, its Note and its Commitment, provided that the Lender shall act as agent on behalf of itself and all such Persons.

         (c) The Lender may sell or agree to sell to one or more other Persons (other than Persons that compete directly with the Company in one of its principal lines of business) a participation in all or any part of any Loan or the Commitment.

         (d) In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.07, the Lender may (without notice to the Company) (i) assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank and (ii) assign all or any portion of its rights under this Agreement and its Loans and its Note to an affiliate. No such assignment shall release the Lender from its obligations hereunder.

         (e) A Lender may furnish any information concerning the Company or any of its Subsidiaries in the possession of the Lender from time to time to assignees and participants (including prospective assignees and participants).

         11.08 Survival. The obligations of the Company under Sections 5.01, 5.04, 5.05 and 11.03 hereof, and the obligations of the Guarantor under Section
6.03 hereof, shall survive the repayment of the Loans and the termination of the Commitment. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

         11.09 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         11.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         11.11. Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York City is of the essence, and the obligations of the Obligors under this Agreement to make payment to (or for the account of) the Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by the Lender in New York City of the full amount of Dollars payable to the Lender under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section
11.11 called the "judgment currency"), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Lender could purchase such Dollars at its New York City office with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Obligors in respect of any such sum due from it to the Lender hereunder or under any Basic Document shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be due hereunder in the judgment currency the Lender may in accordance with normal banking procedures purchase and transfer Dollars to New York

City with the amount of the judgment currency so adjudged to be due; and each of the Obligors hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Lender against, and to pay the Lender on demand, in Dollars, the amount (if any) by which the sum originally due to the Lender in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

         11.12 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York, United States of America.

         11.13  Jurisdiction; Service of Process; Venue.

         (a) Each Obligor hereby agrees that any suit, action or proceeding with respect to this Agreement, any Note, any other Basic Document or any judgment entered by any court in respect of any thereof may be brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York, as the party commencing such suit, action or proceeding may elect in its sole discretion; and each Obligor hereby irrevocably submits to the jurisdiction of such courts for the purpose of any suit, action, proceeding or judgment.

         (b) Each Obligor hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon Corporation Service Company, presently located at Two World Trade Center, Suite 8746, New York, NY 10048 (the "Process Agent"), and each Obligor hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to such Obligor shall not impair or affect the validity of such service or of any judgment based thereon. Each Obligor hereby further irrevocably consents to the service of process in any suit, action or proceeding in said courts by the mailing thereof by the Lender by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto (below the signature of the Company in the case of the Guarantor).

         (c) Nothing herein shall in any way be deemed to limit the ability of the Lender to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over any Obligor in such other jurisdictions, and in such manner, as may be permitted by applicable law.

         (d) Each Obligor hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any other Basic Document brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         (e) Each Obligor irrevocably waives, to the fullest extent permitted by applicable law, any claim that any action or proceeding commenced by the Lender relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by any Obligor relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by applicable law, the Obligors shall take all measures necessary for any such action or proceeding commenced by the Lender to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by any Obligor.

         11.14. No Immunity. To the extent that any Obligor may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Basic Document, to claim for itself or its Property any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Basic Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), each of the Obligors hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and agrees that the foregoing waiver shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and is intended to be irrevocable for purposes of such Act.

         11.15 Waiver of Jury Trial. EACH OF THE OBLIGORS AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         11.16 Use of English Language. This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language, or accompanied by a certified English translation thereof. Except in the case of laws of, or official communications of, the Netherlands, in the case of any document originally issued in a language other than English, the English language version of any such document shall for purposes of this Agreement, and absent manifest error, control the meaning of the matters set forth therein.

         11.17 Public Information. The Company hereby agrees to furnish to the Investor copies of each of the Company's SEC filings, press releases and other publicly-disseminated information, promptly after the release of such information but in no event later than 30 days thereafter.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                           ASM INTERNATIONAL N.V.


                           By:
                                 Title:

                           Address for Notices:

                           Jan Van Eycklaan 10
                           3723 Bilthoven
                           The Netherlands

                           Attention: Rinse de Jong

                           Facsimile No.:(31) 30-228-7469

                           Telephone No.: (31) 30-229-8540


                           ADVANCED SEMICONDUCTOR MATERIALS (NETHERLANDS ANTILLES) N.V.


                           By:
                                 Title:


                           CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY


                           By:
                                 Title:

                                Lending Office:

                                     425 Lexington Avenue
                                     New York, New York 10017

                                Address for Notices:

                                     425 Lexington Avenue
                                     New York, New York 10017

                                     Attention:      Paul Flynn or Jeff Haas

                                     Facsimile No.:  (212) 856-4054

                                     Telephone No.:  (212) 856-6506

                                            With a copy to:

                                            Canadian Imperial Bank of Commerce
                                            Two Places West
                                            2727 Paces Ferry Road
                                            Suite 1200
                                            Atlanta, Georgia
                                            Attn: Ken Auchter

                                   SCHEDULE I


         Material Agreements and Liens

         [See Sections 8.12 and 10(j)(ii)]


Part A - Material Agreements

Part B - Liens